Exhibit 10.1
THE GREENBRIER COMPANIES, INC.
Amendment No. 2
to
2005 Stock Incentive Plan
     Pursuant to Section 15.2 of the 2005 Stock Incentive Plan (the “Plan”) of The Greenbrier Companies, Inc. (the “Company”), the Board of Directors of the Company has amended the Plan as follows:
1.	Fair Market Value. Section 17.7 of the Plan is amended to modify the definition of Fair Market Value to read as follows:

“Fair Market Value” means the closing market price of the Company’s common stock on the date of grant. In the event the Company’s common stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.”

2.	Effective Date. This Amendment No. 2 shall be effective with respect to grants made on and after the date of approval of this Amendment by the Board of Directors. Except as hereby amended, the Plan shall remain in full force and effect.
Approved by the Board of Directors April 3, 2007.